Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 11th day of June, 2012, by and between Jeffrey Himmel (the “Employee”) and Chromadex Corporation and any parents, subsidiaries or affiliates thereof, including, without limitation, Chromadex, Inc. and ChromaDex Analytics, Inc. (collectively referred to herein as the “Company”).

WHEREAS, Employee and the Company are parties to an Executive Employment Agreement, dated as of February 7, 2012 and effective as of January 22, 2012 (the “Employment Agreement”);

WHEREAS, Employee is currently employed as the Chief Executive Officer and President of the Company and is a member of the Company’s Board of Directors;

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Effective Date of Cessation of Employment.  Employee acknowledges that, as of the date of this Agreement, he has voluntarily resigned from his employment as the Chief Executive Officer of the Company, and that such voluntary resignation is not for “Good Reason” (as such term is defined in the Employment Agreement), and that he further hereby voluntarily resigns from his position as a member of the Company’s Board of Directors and as its President.  Employee agrees to execute any and all documents as may be reasonably necessary to confirm his separation as an employee and resignation as a director.  Employee understands and agrees that, as of the date hereof, he is no longer authorized to conduct any business on behalf of the Company or to hold himself out as an officer, employee, agent or representative of the Company or to incur any expenses, obligations, or liabilities on behalf of the Company.  Notwithstanding the cessation of employment, Employee or his designated representative shall be entitled to reasonable access to his former office and to the Company’s Palm Beach Garden offices to remove and collect personal items and other items he is entitled to retain under this Agreement, provided, however, that such access shall be done under the supervision of a person designated by the Company.

2. Severance.  As severance, the Company shall pay to Employee $253,333.00 (the “Severance Payment”), which amount shall be deposited by the Company on or about the date hereof into escrow in accordance with that certain escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”).  In addition, the Company shall pay Employee all accrued and unpaid salary and vacation benefits earned through the date hereof in the aggregate amount of $31,940.17 (the “Earned Payment” and with the Severance Payment, the “Payment”), which figure shall (i) shall be deposited by the Company into escrow in accordance with the Escrow Agreement, and (ii) be subject to any and all applicable taxes and withholdings, and consistent with the Company’s past practice, the Company shall not withhold any amount for federal or local income taxes from the Payment.  The Payment shall be released by the escrow agent on the eighth (8th) day following Employee’s execution of this Agreement, provided that Employee has not revoked his acceptance of this Agreement pursuant to Section 16 below.  The Payment will be subject to any and all applicable taxes and withholdings, and consistent with the Company’s past practice, the Company shall not withhold any amount for federal or local income taxes from the Payment.

Employee acknowledges and agrees that the Payment provided to him, as set forth within the above paragraph, exceeds any and all payments and/or benefits that would otherwise be due to the Employee as severance and unpaid salary and benefits, and that Employee is not entitled to any other payments, salary, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph.

In consideration for the receipt of the Payment, the Employee agrees to make himself available in and at a mutually convenient time and manner, to perform those consulting services that may be mutually agreed upon related to the transition of Employee’s former duties and responsibilities during the period commencing on the date hereof and terminating three (3) months herefrom.

3. Registration Rights.  If at any time after the date of this Agreement the Company proposes to file a registration statement with respect to its shares of common stock (the “Common Stock”) other than in connection with a primary offering of its securities, a transaction contemplated by Rule 145 promulgated under the Securities Act  of 1933, as amended (the “Securities Act”) or pursuant to Form S-8 or any equivalent form, the Company shall notify Employee at least twenty (20) days prior to the filing of such registration statement and will offer to include in such registration statement all or any portion of the 100,000 shares of Common Stock owned by the Employee (the “Shares”).  In a written notice to be delivered to the Company within twenty (20) days after receipt of any such notice from the Company, the Employee shall state the number of the 100,000 Shares that he wishes to register for resale and distribution publicly under the proposed registration statement.  The Company will also use its commercially reasonable efforts, through its officers, directors, auditors and counsel in all matters necessary or advisable, to include within the coverage of each such registration statement (except as hereinafter provided) the number of Shares that Employee has advised Company that Employee wishes to register pursuant to such registration statement for resale and distribution and to cause such registration statement to become effective as promptly as practicable.  Notwithstanding the foregoing, the Company makes no representation or warranty as to its ability to have any registration statement declared effective.  In the event the Company is advised by the staff of the SEC, or any applicable self-regulatory or state securities agency that the inclusion of the Shares will prevent, preclude or materially delay the effectiveness of a registration statement filed, the Company, in good faith, may amend such registration statement to exclude the Shares without otherwise affecting the Employee’s rights with respect to any other registration statement.  The Company shall bear the entire cost and expense of any registration of the Shares.  In the event Employee desires to sell all or any portion of the Shares pursuant to a valid exemption from registration, then the Company shall direct its counsel to issue, at the Company’s expense, a reasonably acceptable opinion of counsel to facilitate the sale of the Shares by Employee pursuant to a valid exemption from registration.

4. Treatment of Securities.  Jeffrey Himmel Declaration of Trust dated June 1, 2006, as Amended and Restated (the “Trust”) has entered into that certain Stock Purchase Agreement dated of even date herewith providing for the purchase by the purchaser named therein of 1,333,333 shares (the “Purchase Shares”) at a purchase price of $0.65 per share (the “Purchase Agreement”), which Purchase Agreement is appended hereto as Exhibit B.  This Agreement is subject to, conditioned upon, and shall not be effective until, the closing of the transactions set forth in the Purchase Agreement.  In the event the transactions contemplated under the Purchase Agreement are not consummated, then this Agreement shall be null and void and of no force and effect.

Subsequent to the consummation of the Purchase Agreement and other than with respect to the Shares, the Employee hereby relinquishes any and all rights and claims to any shares of Common Stock or options to purchase such shares of Common Stock and hereby cancels, waives, relinquishes and disclaims in all respects any and all claims and/or rights to record or beneficial ownership in and to such shares or options. The Secretary of the Company shall record such cancellations and shall have the full power and authority to direct the transfer agent for the Company to cancel such shares and options on the books and records of the Company as attorney-in-fact for the Employee.

5. Employee Release.  In exchange for the consideration provided for in this Agreement and the Purchase Agreement, Employee (i) will (a) contemporaneously with the execution of this Agreement provide the Company’s counsel with an executed Stipulation of Discontinuance with Prejudice in the form annexed hereto as Exhibit C, relating to the Summons with Notice, Index No. 153282/12 filed in the Supreme Court of the State of New York, County of New York (the “Summons”), which Stipulation of Discontinuance with Prejudice the Company’s counsel will hold in escrow in accordance with the terms of the Escrow Agreement and (b) within two (2) business days after the release of the Payment from escrow under the Escrow Agreement, the Company may file the Stipulation of Discontinuance with Prejudice in the Supreme Court of the State of New York, County of New York, without any further notice to Employee (provided, however, that in the event the Payment is not received by Employee for any reason, then the Company agrees that notwithstanding any termination or revocation of this Agreement, (x) the Stipulation of Discontinuance with Prejudice shall not be filed and (y) any suit or proceeding arising directly and/or indirectly pursuant to or under the Employment Agreement shall be brought solely in state court located in the City, County and State of New York); and (ii) irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, heirs, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Company Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the WARN Act, the California Wage Orders, the California Labor Code Sections 207, 1183, and 6404.5, the California Occupational Safety and Health Act; AB 1825; the California Family Rights Act and/or any other state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims. The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include: (A) Employee’s right to enforce the terms of this Agreement, the Purchase Agreement and the relevant escrow agreements; (B) claims that may not be released as a matter of law; and (C) any rights under that certain indemnification agreement by and between the Company and the Employee dated as of on or around January 22, 2012 (the "Indemnification Agreement").  Employee understands that this Agreement releases claims that he may not know about. This is Employee’s knowing and voluntary intent, even though Employee recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Agreement.

Except to enforce this Agreement, the Purchase Agreement, the relevant escrow agreements and the Indemnification Agreement, Employee agrees that he will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will he seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning his employment relationship with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to him and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Except for the payments and benefits set forth herein and in the Purchase Agreement, Employee acknowledges that he has been paid all wages and other amounts due to him and that he is not entitled to any other payments or benefits of any kind.

If Employee should bring any action arising out of the subject matter covered by this Agreement, except to enforce this Agreement, the Purchase Agreement, the relevant escrow agreements, or the Indemnification Agreement, he understands and recognizes that he will, at the option of the Company, be considered in breach of this Agreement and shall be required to immediately return any and all funds received pursuant to this Agreement.  Furthermore, if the Company should prevail concerning any or all of the issues so presented, Employee shall pay to the Company all of the costs and expenses associated with prosecuting a claim for breach, including attorneys’ fees.

The Employee agrees that this Agreement does not constitute any admission by the Company that any personnel action it took with respect to the Employee was wrongful, unlawful, tortious, in contravention to the laws or public policies of the State of New York or California, in breach of any written or oral contract, or in violation of any federal statute, regulation, and/or constitutional provision.

6. Company Release.  In exchange for the Employee’s release set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company on behalf of itself, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, shareholders, agents, consultants, employees, representatives, and insurers, as applicable, and Michael Brauser and Barry Honig, together with all successors and assigns, hereby irrevocably and unconditionally releases the Employee, Himmel Management Co. LLC, Himmel Media LLC and The Himmel Group and their respective predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all heirs, successors and assigns of any of the foregoing (collectively, the “Himmel Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Company or Company Releasees, or Michael Brauser or Barry Honig, ever had, now has, or hereafter can, shall, or may have, against the Himmel Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Company Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims.  This release referred to in this section includes statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include: (A) Company’s right to enforce the terms of this Agreement and the relevant escrow agreements and (B) claims that may not be released as a matter of law.  Company understands that this Agreement releases claims that it may not know about. This is the Company’s knowing and voluntary intent, even though the Company recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

Except to enforce this Agreement, the Purchase Agreement, the relevant escrow agreements and the Indemnification Agreement, Company agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning Employee’s employment relationship with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to the Company and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Company acknowledges that it is not owed any payments of any kind.

If Company should bring any action arising out of the subject matter covered by this Agreement, except to enforce this Agreement, it understands and recognizes that it will, at the option of the Employee, be considered in breach of this Agreement.  Furthermore, if the Employee should prevail concerning any or all of the issues so presented, Company shall pay to the Employee all of the costs and expenses associated with prosecuting a claim for breach, including attorney’s fees.

The Company agrees that this Agreement does not constitute any admission by the Employee that any action Employee took with respect to the Company was wrongful, unlawful, tortious, in contravention to the laws or public policies of the State of New York or California, in breach of any written or oral contract, or in violation of any federal statute, regulation, and/or constitutional provision.

7. Restrictions on Competition and Solicitation.  Subject to Section 8 and Section 9 hereof, Employee and the Company agree that section 12 of the Employment Agreement shall be terminated and be of no further force or effect, provided, however, that section 11 of the Employment Agreement shall not terminate but remain in full force and effect.  Nothing contained herein shall be construed to impair or impede Employee's rights to continue to engage in the occupation in which he was engaged prior to becoming an Employee of the Company.

8. Company Information and Property.  Employee agrees to immediately return to the Company all Company property and information in his possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development (collectively, the “Company Property”), and agrees that he will not retain any copies, duplicates, reproductions, or excerpts thereof in any form, provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence of a personal nature, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating directly to his employment, or termination thereof, with the Company, provided, however, that none of the foregoing refers in any way, shape or form to any Company Information, as such term is hereinafter defined.  Employee further agrees that he will not, in any manner, make use of any Company Property or Company Information in any future dealings, business or otherwise, and acknowledges that any use of Company Property or Company Information in any future dealings, business or otherwise, would constitute a breach of this Agreement.  Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement.  In seeking such an order, any requirement to post a bond or other undertaking shall be waived.  In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorneys’ fees.  The Company acknowledges that notwithstanding the foregoing, Employee, through his extensive experience and contacts in the consumer products, marketing, sales and media industries (including without limitation, media relationships and contacts) was already in possession of significant information, relationships and know how regarding the consumer products, marketing, sales and media industries (the “Employee Information”), that Employee used such existing Employee Information in the performance of his duties for the Company, that such Employee Information belongs to Employee, and that nothing herein or in section 11 of the Employment Agreement shall be deemed to restrict Employee from disclosing or using any Employee Information or from disclosing or using any information (a) from or related to media relationships or contacts to the extent introduced by Employee to the Company, or  (b) any of the product acquisition and licensing opportunities disclosed in a letter delivered by Employee to the Company on the date hereof.  Employee acknowledges that the Company’s information includes (and Employee makes no claim of right to use or disclose) the confidential information related to: (a) phytochemical testing and testing laboratories; (b) nutraceutical and botanical certification; (c) all catalogues, manuals and similar materials related to phytochemicals, phytochemical reference standards, botanical reference materials and research grade materials and services for the natural products, cosmetic, food and beverage, animal health and pharmaceutical industries; (d) formulae and know-how related to ingredients for dietary supplements, cosmetic, food and beverage, animal health, and pharmaceuticals, including dermatology (e) any new products (including ingredients) in the development pipeline at any stage of commercialization or research; (f) the details of the Company’s business model for identifying, licensing and developing novel ingredients or products; and (g) raw material customers, sales leads, raw material suppliers, partners, consultants, collaborators and any and all intellectual property identified by the Company the rights to which have not yet been acquired by the Company (collectively, the “Company Information”), all of which is expressly excluded from the term “Employee Information.”

9. Confidentiality.  Employee agrees that he will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. Employee represents that he has not and will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by him except that he may discuss the terms of this Agreement with his attorneys, financial advisors, accountants, and members of his immediate family, or as required by law.  Employee understands and agrees that should he violate this provision of the Agreement, he will be responsible to the Company for liquidated damages in the amount of any and all funds payable pursuant to this Agreement and understands that such monetary relief shall not be a bar to the Company’s pursuit of injunctive relief.  Similarly, Company, and its affiliates, employees, directors officers, agents and representatives agree that they will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or, other than as required by law, the terms or existence of this Agreement; in connection herewith, Employee explicitly understands and agrees that the Company is obligated by the Securities Exchange Act of 1934, as amended, to disclose the principal terms of this Agreement on a Current Report on Form 8-K (the “Current Report”) to be filed with the Securities and Exchange Commission and to include a form of this Agreement as an exhibit to such Current Report.  Company represents that it has not and will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by Company, except that it may discuss the terms of this Agreement with its attorneys, financial advisors and accountants, and employees, officers or directors on a need-to-know basis provided they agree to the terms of this section 9, or as required by law.  Company understands and agrees that should it violate this provision of the Agreement, Employee shall be permitted to seek injunctive relief, which shall not be a bar to any action for monetary damages.  Notwithstanding the foregoing, the parties agree that the Company shall issue the press release attached hereto as Exhibit D, which shall be included as an exhibit to the Current Report, and shall not issue any further press release concerning Employee or Employee’s separation from the Company, without the prior written consent of Employee.

10. Non-disparagement.  Employee represents and agrees that he shall refrain from making any written or oral statements to any person or entity with whom the Company (to the Employee’s reasonable knowledge) or Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, its affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, directors, officers, agents, representatives, or clients.

The Company represents and agrees that it, Michael Brauser and Barry Honig shall refrain from making any written or oral statements to any person or entity with whom the Employee (to the Company’s or such other persons’ reasonable knowledge) or the Company has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Employee or any person actually known by the Company, Michael Brauser or Barry Honig to be a Himmel Releasee.  Should there be any inquiry as to the Employee’s employment with the Company, the Company, Michael Brauser and Barry Honig agree to provide only the following information: dates of Employee’s employment with the Company, position held by Employee and the reason for Employee’s departure (i.e., voluntary resignation), and (consistent with Company policy) will not otherwise comment about the Employee or about the Employee’s performance of his duties and responsibilities while employed by the Company.

11.  D&O Insurance; Indemnity.  The Company agrees for a period of six (6) years that is shall cover Executive under the Company's directors' and officers' liability insurance on the same basis as it covers other senior executive officers and directors of the Company and covenants to renew such coverage in June 2012 and to extend coverage to the Employee for as long as it maintains such directos' and officers' liability insurance for other senior executive officers and directors.  A certificate, executed and delivered by an executive officer of the Company, confirming such coverage shall be furnished to Employee each year promptly after renewal thereof upon written request.  Further, the Company and Employee acknowledge that the Indemnification Agreement, shall, in accordance with the terms thereof, expressly survive the separation of Employee as an officer and director of the Company.

12. Future Cooperation.  Employee agrees to reasonably cooperate with the Company, its financial and legal advisors, at the Company’s expense in connection with any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information.  Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be advanced prior to the incurrence of any expenses by Employee.

The Company agrees to reasonably cooperate with Employee and his financial and legal advisors in connection with any claims, investigations, administrative proceedings or lawsuits which relate to Employee and for which the Company may possess relevant knowledge or information.  Employee shall reimburse the Company for any expenses incurred under this paragraph, but only to the extent such matter is not directly related to any claim or matter for which Employee is entitled to indemnification under the Indemnification Agreement.

13. Applicable Law and Jurisdiction. The Company and the Employee hereby expressly and irrevocably agree that this Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The Company and the Employee hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Company and the Employee hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon each of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Company and the Employee waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Entire Agreement.  This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.  This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

15. Assignment.  Neither Employee nor Company has assigned or transferred any Claim or Company Claims released hereunder, nor has either purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Company Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.  Similarly, this Agreement binds Company’s administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Himmel Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

16. Binding Effect.  This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Mr. Thomas Varvaro, Chief Financial Officer, 10005 Muirlands Blvd., Suite G, Irvine, California 92618 (fax: 949-606-8763).  In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, this Agreement shall be null and void and of force and effect, and the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

17. Rights under the Consolidated Omnibus Budget Reconciliation Budget Reconciliation Act.  The Employee’s rights under the Consolidated Omnibus Benefit Reconciliation Act (hereinafter “COBRA”) shall commence upon the signing of this Agreement.  The Employee will be eligible for COBRA continuation of the Company’s group medical insurance plan for the period of eighteen (18) months following the execution date of this Agreement.  At the conclusion of the eighteen (18) month period, it is understood and agreed that Employee shall have no additional rights to continued health insurance coverage.

18. Acknowledgement.  Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

19.           Additional Acknowledgement.  The Employee hereby acknowledges that Sichenzia Ross Friedman Ference LLP has previously served as counsel to the Company and in the future may serve as counsel to the Company.  Such firm does not represent the Employee.  The Employee has been advised by the foregoing counsel that in connection with this Agreement and the matters described herein, Employee should retain counsel of his choice with respect to this Agreement and the matters herein, and to obtain the advice of other counsel inasmuch as important rights may be involved or affected relative to the matters herein.  No presumption against any party to this Agreement shall be asserted as a result of the drafting of or in connection with the drafting and negotiation of this Agreement and ancillary agreements.

20.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  As used herein, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.  Copies of all notices to Employee shall be sent to Employee’s counsel: Tashlik, Kreutzer, Goldwyn & Crandell P.C., 40 Cuttermill Road, Suite 200, Great Neck , NY 11021, Attn.: Martin M. Goldwyn, facsimile: (516) 829-6509.  Copies of all notices to the Company shall be sent to the Company’s counsel: Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Attn.: Harvey Kesner, facsimile: (212) 930-9725.

21.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signatures on next following page]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the 11th day of June, 2012.

CHROMADEX CORPORATION

By:
Chief Financial Officer

By:
Jeffrey Himmel

With respect solely to Section 6 and 10:

By:
Michael Brauser

By:
Barry Honig

STATE OF _________}

}ss.:

COUNTY OF ________}

On the ____ day of June, 2012, before me personally appeared Jeffrey Himmel, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed on the within instrument and acknowledged to me that he executed the same.

_______________________________
Notary public

STATE OF _______}

}ss.:

COUNTY OF ______}

On the ____ day of June, 2012, before me personally appeared Thomas C. Varvaro, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed on the within instrument and acknowledged to me that he executed the same.

_______________________________
Notary public

STATE OF _________}

}ss.:

COUNTY OF _______}

On the ____ day of June, 2012, before me personally appeared Michael Brauser, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed on the within instrument and acknowledged to me that he executed the same.

_______________________________
Notary public

STATE OF _________}

}ss.:

COUNTY OF _______}

On the ____ day of June, 2012, before me personally appeared Barry Honig, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed on the within instrument and acknowledged to me that he executed the same.
_______________________________
Notary public